Exhibit 99.1

For Immediate Release

ALABAMA AIRCRAFT ANNOUNCES WIN ON KC-135 LITIGATION

BIRMINGHAM, AL (October 1, 2008) – Alabama Aircraft Industries, Inc. (AAII) announced today that its subsidiary, AAII - Birmingham has won its case filed on June 26, 2008 in the U.S. Court of Federal Claims against the United States Air Force and The Boeing Company which challenged the Air Force’s selection of Boeing for a $1.1 billion contract to perform PDM services on KC-135 aircraft. The Court set aside the Solicitation and enjoined the Air Force from proceeding with the award to Boeing requiring that “The Air Force must resolicit the procurement and take the necessary steps in a new solicitation to address explicitly the role of an ever-aging KC-135 fleet on the PDM to be performed.”

Ron Aramini, President and Chief Executive Officer of Alabama Aircraft Industries, Inc. said, “We could not be more pleased that the Court has given this matter a thorough and fair hearing, as we have requested from the beginning. The deficiencies in the award obviously have been recognized and finally addressed, with the potential to restore integrity to the procurement process for the KC-135 PDM. We look forward to working with the United States Air Force and participating in the new KC-135 competition.”

Alabama Aircraft Industries, Inc. (AAII), with executive offices in Birmingham, Alabama, and facilities in Alabama, and California, performs maintenance and modification of aircraft for the U.S. Government. The company also provides aircraft parts and support and engineering services and full service overhaul and repair for a wide range of aircraft. AAII also develops and manufactures rocket vehicles and control systems, and precision components for the aviation industry.

This press release contains forward-looking statements made in reliance on the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements may be identified by their use of words, such as “believe,” “expect,” “intend,” “anticipate,” “estimate” and other words and terms of similar meaning, in connection with any discussion of the Company’s prospects, financial statements, business, financial condition, revenues, results of operations or liquidity. Factors that could affect the Company’s forward-looking statements include, among other things: changes in global or domestic economic conditions; the loss of one or more of the Company’s major customers; the Company’s ability to obtain additional contracts and perform under existing contracts; the outcome of pending and future litigation and the costs of defending such litigation; financial difficulties experienced by the Company’s customers; potential environmental and other liabilities; the inability of the Company to obtain additional financing; material weaknesses in the Company’s internal control over financial reporting; regulatory changes that adversely affect the Company’s business; loss of key personnel; and other risks detailed from time to time in the Company’s SEC reports, including its most recent Annual Report on Form 10-K and Quarterly

Reports on Form 10-Q. The Company cautions readers not to place undue reliance on any forward-looking statements, which speak only as of the date on which they are made. The Company does not undertake any obligation to update or revise any forward-looking statements and is not responsible for changes made to this release by wire services or Internet services.

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For additional information, please contact:
Doris Sewell
Alabama Aircraft Industries, Inc.
205.510.4935